Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-231106 on Form S-3 and Nos. 333-171385 and 333-215015 on Form S-8 of our reports dated September 28, 2020, relating to the financial statements of Thor Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Thor Industries, Inc. for the year ended July 31, 2020.
/s/ Deloitte & Touche LLP
Chicago, Illinois
September 28, 2020